Press Release	Source: Neuro-Hitech, Inc.

Neuro-Hitech Announces Final Closing of $5.6 Million Equity Private Placement
Wednesday March 21, 1:31 pm ET

NEW YORK--(BUSINESS WIRE)--Neuro-Hitech, Inc. (OTC BB: NHPI - News), a biopharmaceutical company focused on the development and commercialization of next-generation compounds against proven targets for neurodegenerative diseases, today announced the final closing on $5,600,000 of its securities in a private placement of its common shares and warrants. In connection with the private placement approximately 1.1 million shares of the Company's common stock and approximately 550,000 warrants will be issued. The final offering occurred on March 15, 2007 and includes the $3.1 million previously announced.

The net proceeds will give the Company adequate funding for the next 12-16 months. During that time the Company will complete the Phase II trial of its drug, Huperzine A, which is being tested for the efficacy and safety in the treatment of mild to moderate Alzheimer's disease. Neuro-Hitech also anticipates beginning the Phase I trial of our transdermal formulation of Huperzine A in the first quarter of 2008.

Reuben Seltzer, CEO of Neuro-Hitech stated, "We are pleased to secure this capital infusion which will allow the Company to increase shareholder value by focusing on our business strategy of developing and commercializing compounds for neurodegenerative diseases. We now have sufficient capital to complete the Phase II trial of Huperzine A, as well as advance the rest of our pipeline, including the transdermal patch of Huperzine A."

Following the completion of this placement, approximately 12.3 million shares are outstanding and the Company will have approximately 16 million fully diluted shares.

About Neuro-Hitech, Inc.

Neuro-Hitech, Inc. is a New York-based biopharmaceutical company that is focused specifically on developing next-generation therapies against proven targets for neurodegenerative diseases. Our lead product candidate, Huperzine A, is being clinically tested for efficacy in the treatment of Alzheimer's disease and has shown to protect nerve cell death and have longer duration of AChE inhibitory action. In addition to huperzine, Neuro-Hitech has two major preclinical development programs. The first program is developing second generation anti-amyloid compounds which target A-beta and Tau proteins. Neuro-Hitech's second major preclinical program is targeted to the development of a novel series of compounds designed to treat (anti-ictogenic) and prevent (anti-epileptogenic) epilepsy.

More information about Neuro-Hitech can be found online at www.neurohitech.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.

Contact:
Neuro-Hitech, Inc.
David Barrett, 212-594-1215
CFO
or
Investor Relations:
Alliance Advisors, LLC
Thomas P. Walsh, 212-308-3486
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Source: Neuro-Hitech, Inc.